Exhibit 10.36

LEASE MODIFICATION AGREEMENT

LANDLORD: LakeCentre Plaza Ltd., LLLP

TENANT: Engenio Information Technologies, Inc., the successor in interest to LSI Logic Corporation, the successor in interest to International Business Machines Corporation.

LEASE: That certain Lease Agreement between Landlord and Tenant, dated November 17, 1999, as assigned by that certain Assignment and Assumption of Lease dated May 27, 2004 and that certain Assignment and Assumption Agreement dated August 29, 2002 for the premises known as 5400 Airport Blvd., Suite 100 and 200, Boulder, Colorado 80301.

CURRENT LEASE EXPIRATION: May 1, 2007

NEW LEASE EXPIRATION: May 1, 2010

MODIFIED LEASED PREMISES: Tenant agrees to increase the Leased Premises by approximately 6,000 square feet as referred to in Exhibit “A” attached to this Lease Modification Agreement.

43,725 Existing Lease Premises Square Footage
+ 6,000 Additional Leased Premises Square Footage
49,725 NEW TOTAL SQUARE FOOTAGE

NEW BASE MONTHLY RENT DURING LEASE TERM:

For Period Starting:	To Period Ending:	A Base Monthly rent of:
Effective Date	May 1, 2006	$49,725.00
May 1, 2006	April 1, 2007	$51,797.00
April 1, 2007	May 1, 2007	$17,167.00
May 1, 2007	April 1, 2008	$53,869.00
April 1, 2008	May 1, 2008	$00.00
May 1, 2008	May 1, 2009	$55,941.00
May 1, 2009	May 1, 2010	$58,012.00

The “Effective Date” shall be the date on which Cisco System delivers the Additional Leased Premises (as defined herein) to Landlord.

REAL ESTATE TAXES: New total Real Estate Tax charges for the modified Leased Premises shall be $6,962.00 per month subject to modification and reconciliation per paragraph 11 of the Lease Agreement and effective on the Effective Date.

INSURANCE: New total Insurance charges for the modified Leased Premises shall be $580.00 per month subject to modification and reconciliation per paragraph 12 of the Lease Agreement and effective on the Effective Date.

COMMON AREA MAINTENANCE: New total Common Area Maintenance charges for the modified Leased Premises shall be $16,409.00 per month subject to modification and reconciliation per paragraph 16 of the Lease Agreement and effective on the Effective Date.

LANDLORD TENANT CONSTRUCTION OBLIGATIONS:

1.	Landlord shall provide a $15.00 per rentable square foot tenant improvements allowance for the additional 6,000 square fee for a total of $90,000.00 (the “Allowance”). Tenant shall use the Allowance to construct certain tenant improvements in or around the Leased Premises including, without limitation, all construction necessary to demise the Additional Leased Premises, demising walls, a new entrance and an additional conference room as further set forth in the space plan attached hereto as Exhibit A (collectively, the “Tenant Improvements”). If the plans for the Tenant Improvements are prepared by Landlord’s in-house architect, Landlord shall pay all costs associated with such plans. If Tenant opts to use its own architect to draw the plans for the Tenant Improvements, the costs of such architect shall be paid for by Tenant or with the Allowance or Additional Allowance.

2.	Should Tenant need additional tenant improvement dollars, the Landlord will provide up to an additional $3.00 per rentable square foot for the additional 6,000 square fee for a total of $18,000.00 (the “Additional

Allowance”) to be fully amortized over the 72 month lease terms at 8% interest. Landlord shall pay Tenant or Tenant’s designee the amount of the Allowance and/or Additional Allowance Tenant requests within twenty (20) days of Landlord’s receipt of an invoice(s) evidencing that Tenant has incurred costs to construct the Tenant Improvements in the amount of the Allowance and/or Additional Allowance sought by Tenant.

3.	Tenant shall be responsible for constructing the Tenant Improvements. Subject to Landlord’s obligation to provide the Allowance and Additional Allowance, all construction costs related to the Tenant Improvements shall be at the sole cost and expense of Tenant, including but not limited to all costs to fully demise the Additional Leased Premises.

CONTINGENCIES: The occurrence of the Additional Leased Premises Effective Date is contingent upon Landlord’s ability to acquire said Additional Leased Premises from tenant now occupying same. Landlord shall use its best efforts to acquire the Additional Leased Premises from the current tenant as soon as possible. Notwithstanding the foregoing, if Landlord fails to acquire the Additional Leased Premises from the tenant occupying it and deliver possession of it to Tenant on or before June 30, 2004, Tenant may, at its option, terminate this Lease Modification Agreement without liability to Landlord.

FIRST RIGHT OF VACANCY: Subject to the terms and conditions of this Section and subject to any preexisting right of other tenants, at any time after Landlord learns that any premises (“Additional Space”) within the Building in which the Leased Premises are located will become available for lease to Tenant, and prior to offering the Additional Space for lease to any other prospective tenant, Landlord shall so notify Tenant, in writing. Such notice shall advise Tenant that Landlord intends to offer the Additional Space, on the market, shall describe the amount and location of the space that is available (and attach a floor plan showing the location of such space within the Building), shall state the rental rate at which Landlord intends to offer the space, shall state the date on which the space will be available and the term of the proposed lease, and shall set forth any tenant finish allowance or other special conditions, concessions or provisions pursuant to which Landlord intends to lease the Additional Space.

If Tenant delivers to Landlord written notice of Tenant’s desire to lease the Additional Space on said terms and conditions within ten business (10) days following receipt of such notice, such Additional Space shall be leased to Tenant on the same terms and conditions as set forth in this Lease (subject only to modification to reflect the terms specifically set forth in the notice of offer). If Tenant declines or fails to exercise such right as provided herein, or Tenant fails to execute the lease or amendment presented by Landlord (or fails to meet any other conditions of this Section), Tenant’s right to lease the Additional Space shall be null and void, and Landlord shall be free to negotiate with and lease such space to any and all other interested parties, without again offering the Additional Space to Tenant.

If Tenant exercises its right to accept the Additional Space, the lease of such Additional Space shall be evidenced by amendment of this Lease, incorporating the appropriate terms and conditions. The parties shall negotiate the terms of any such amendment in good faith and must be executed by Tenant and returned to Landlord within twenty (20) days following receipt of such notice by Tenant.

In no event shall Landlord be required to lease the Additional Space to Tenant if this Lease is not then in full force and effect, or if Tenant is in default under the terms of this Lease beyond any applicable cure period, either at the time of exercise of the right or at the time of commencement of the lease of the Additional Space. Additionally, Tenant’s rights under this section are expressly conditioned upon Landlord’s review and approval of Tenant’s most recent financial statement, provided, however, that such approval by Landlord shall not be unreasonably withheld, conditioned or delayed.

ASSIGNMENT AND SUBLETTING: Paragraph 23 of the Lease shall remain in full force and effect and shall further provide that Tenant may assign the lease, or may sublet the remises or any part thereof without landlord’s consent, to any subsidiary, parent, affiliate or controlled corporation or to any corporation into which Tenant may be converted or with which it may merge. For any other assignment or subletting, Landlord agrees it will not unreasonably withhold, condition or delay its consent. Landlord shall not have the right to recapture any space Tenant wishes to assign or sublet or be entitled to any profits of said subletting or assignment.

ASBESTOS AND OTHER HAZARDOUS MATERIALS: Landlord warrants and represents that no part of the Leased Premises or Building (including the walls, ceiling, structural steel, flooring or pipes) is wrapped, insulated or fireproofed with any asbestos, asbestos-containing material (ACM) or other hazardous material. If ACM is present, the Landlord, prior to delivery of the premises to Tenant, shall, at its sole cost and expense, remove it and re-fireproof. Such removal and re-fireproofing shall be performed in compliance with all applicable federal, state, county, and municipal codes, laws, rules, regulations and ordinances governing abatement, removal, handling and/or disposal of ACM

OTHER TERMS AND CONDITIONS:

1.	Paragraph 31 of the Lease shall be modified to a holdover of 125% of the then current base monthly rent for three (3) months after the lease term expiration and a holder over of 150% of the them current base monthly rent after such three (3) months

2.	Section 2 of Exhibit “E” of the Lease shall be deleted in its entirety

3.	Exhibit “F” of the Lease shall be modified to grant Tenant two (2) consecutive renewal options of five (5) years duration on the same terms and conditions set forth therein, provided that Tenant must exercise these options by giving the Landlord at least nine(9) months written notice prior to the expiration date of the initial term or renewal term. Rent during the renewal periods shall be at ninety five percent (95%) of the fair market rental as determined in Exhibit “F’.

All other terms and conditions of the above referenced Lease Agreement between Landlord and Tenant, dated November 17, 1999, as assigned by Assignment and Assumption Agreement dated August 29, 2002 for the premises known as 5400 Airport Blvd., Suite 100 and 200, Boulder, Colorado 80301, shall remain the same except as modified herein.

BROKER: Tenant represents and warrants that it has dealt only with Studley (the “Broker”) in the negotiation of this Lease. Landlord shall make payment of the commission according to the terms of a separate agreement with the Broker. Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all reasonable attorney’s fees and disbursements) by reason of any claim of, or liability to, any other broker or person claiming through Tenant and arising out of this Lease Modification Agreement. Additionally, Tenant acknowledges and agrees that Landlord shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may deal with in the future with respect to leasing of any additional or expansion space in the Building or any renewals or extensions of this Lease unless specifically provided for by separate written agreement with Landlord.

TERMINATION DATE OF MODIFICATION OFFER: This offer expires June 1, 2004 if not executed by Tenant and delivered to this office by such date.

LANDLORD: LakeCentre Plaza Ltd., LLLP	TENANT: Engenio Information Technologies, Inc.

/s/ William W. Reynolds	/s/ David E. Sanders

William W. Reynolds, Partner	By: VP GENERAL COUNSEL

Dated this 21st day of June, 2004.

Exhibit A
Space Plan